Exhibit 10.28

OFFICE LEASE

This Office Lease (this “Lease”), dated January 8, 2020, by and between BRE CA OFFICE OWNER LLC, a Delaware limited liability company (“Landlord”), and KURA ONCOLOGY, INC., a Delaware corporation (“Tenant”).  The following exhibits are incorporated herein and made a part hereof:  Exhibit A (Outline of Premises); Exhibit A-1 (Legal Description of Property); Exhibit B (Expenses and Taxes); Exhibit C (Work Letter); Exhibit D (Form of Confirmation Letter); Exhibit E (Rules and Regulations); Exhibit F (Additional Provisions); and Exhibit G (Judicial Reference).

1BASIC LEASE INFORMATION.

1.1Premises.

1.1.1“Building”:  12730 High Bluff Drive, San Diego, California 92130, commonly known as Highlands Corporate Center.

1.1.2“Premises”:  13,420 rentable square feet of space located on the 4th floor of the Building and commonly known as Suite 400, the outline and location of which is set forth in Exhibit A.  If the Premises include any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises.

1.1.3“Property”:  The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

1.1.4“Project”:  The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements.

1.2Term.

1.2.1The term of this Lease (the “Term”) shall begin on the Commencement Date and expire on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

1.2.2“Commencement Date” means May 1, 2020.  Notwithstanding anything to the contrary contained herein, Tenant shall have the right to commence business from the Premises during the period, if any (the “Beneficial Occupancy Period”) from the date of substanital completion of the Tenant Improvements in the Premises until the Commencement Date, provided that (i) Tenant shall give Landlord at least ten (10) days prior notice of any such occupancy of the Premises, (ii) a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises, and (iii) all of the terms and conditions of this Lease shall apply, including Tenant’s obligations to pay parking fees pursuant to Section 1 of Exhibit F below, during the Beneficial Occupancy Period (if any), except that Tenant’s obligation to pay monthly Base Rent and any Expenses or Taxes shall not apply during the Beneficial Occupancy Period.

1.2.3“Expiration Date”: The last day of the 64th full calendar month beginning on or after the Commencement Date.

1.3“Base Rent”

Period of Term	Monthly Base Rent	Annual Base Rent Rate/RSF
Commencement Date - Last day of the 12th full calendar month of the Term	$57,706.00	$51.60
First day of the 13th full calendar month of the Term - Last day of the 24th full calendar month of the Term	$59,439.42	$53.15
First day of the 25th full calendar month of the Term - Last day of the 36th full calendar month of the Term	$61,217.57	$54.74
First day of the 37th full calendar month of the Term - Last day of the 48th full calendar month of the Term	$63,051.63	$56.38
First day of the 49th full calendar month of the Term - Last day of the 60th full calendar month of the Term	$64,952.80	$58.08

First day of the 61st full calendar month of the Term - Last day of the 64th full calendar month of the Term	$66,898.70	$59.82

Notwithstanding the foregoing, Base Rent shall be abated (the “Abated Base Rent”), in the amount of  $57,706.00 per month, for the period commencing on the first day of the 2nd full calendar month of the Term and ending on the last day of the 5th full calendar month of the Term (the “Abatement Period”); provided, however, that if a Default (defined in Section 18.1) exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

1.4“Base Year” means calendar year 2020.

1.5“Tenant’s Share” means 22.4014% (based upon a total of 59,907 rentable square feet in the Building).

1.6“Permitted Use” means general office use consistent with a first-class office building.

1.7“Security Deposit” means $66,897.07, as more particularly described in Section 20.  The amount of the Prepaid Base Rent (defined in Section 3) is $57,706.00.

1.8Parking.  During the initial Term, Tenant shall have the right to use (a) 45 unreserved parking space(s), at the rate of $0.00 per space per month (as such rate may be adjusted from time to time to reflect Landlord’s then current rate), and (b)  5 reserved parking space(s), at locations designated by Landlord and at the rate of $100.00 per space per month (as such rate may be adjusted from time to time to reflect Landlord’s then current rate).

1.9Address of Tenant.  Before the Commencement Date, notices shall be sent to Tenant at:  c/o CBRE, Inc., 400 South Hope Street, 25th Floor, Los Angeles, CA  90071, Attention: Gregg Pasternack, Senior Vice President.  On and after the Commencement Date, notices shall be sent to Tenant at the Premises.

1.10Address of Landlord.  Notices shall be sent to Landlord at BRE CA Office Owner LLC, c/o EQ Office, 6080 Center Drive, Suite 120, Los Angeles, CA 90045, Attention: Regional Finance Group - MLA, with copies to BRE CA Office Owner LLC, c/o EQ Office, 3100 Bristol Street, Suite 200, Costa Mesa, California 92626, Attention: Senior Corporate Counsel, and BRE CA Office Owner LLC, c/o EQ Office, 233 South Wacker Drive, Suite 4700, Chicago, Illinois 60606 – 6374, Attention: Lease Administration.

1.11Brokers.  Sean Fitzmaurice, CBRE, 4301 La Jolla Village Drive, San Diego, CA 92122 (“Tenant’s Broker”), representing Tenant, and Mike Hoeck, CBRE, 4301 La Jolla Village Drive, San Diego, CA 92122 (“Landlord’s Broker”), representing Landlord.

1.12Guarantor.  As of the date hereof, there is no Guarantor.

2PREMISES AND COMMON AREAS.

2.1The Premises.

2.1.1Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.  Landlord and Tenant acknowledge that the rentable area of the Premises is as set forth in Section 1.1.2 and the rentable area of the Building is as set forth in Section 1.1.3. At any time, Landlord may deliver to Tenant a notice substantially in the form of Exhibit D, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within 10 business days after receiving it.

2.1.2Except as expressly provided herein, the Premises are accepted by Tenant in their “as is”, “where is” configuration and condition existing on the date hereof (or in such other configuration and condition as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the configuration or condition of the Premises, the Building or the Project or their suitability for Tenant’s business.

2.1.3This Lease is solely a lease of space in the Building and does not constitute a lease of any land.

2.2Common Areas.  Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit E), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”).

2.3Exclusive Patio Area.  If Landlord is able to obtain all required governmental permits and approvals, and any approvals required under applicable covenants, conditions and restrictions, Landlord shall construct, at Landlord’s sole cost and expense, a patio extending out from the fourth (4th) floor of the Building on the east-facing side of the Premises (the “Patio Area”) pursuant to plans and specifications determined by Landlord.  Landlord shall use its good-faith, commercially resonable and diligent efforts to obtain the necessary permits and approvals, but Landlord makes no representation or warranty as to whether Landlord will be successful in obtaining such permits and approvals, and if Landlord is unable to obtain such permits and approvals, Landlord shall not be subject to any liability for its failure to do so, the Commencement Date shall not be delayed, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder; provided that Tenant shall be provided with one-and-a-half (1.5) months of additional Abated Base Rent, which additional abatement shall be applied immediately after the Abatement Period referenced in Section 1.3 above.  If constructed, the Patio Area shall be for Tenant’s exclusive use, and shall be deemed part of the Premises for all purposes except for calculation of the rentable square footage set forth in Section 1.1.2 above.  Accordingly, all of Tenant’s obligations under this Lease with regard to the interior Premises shall extend to the Patio Area, including, without limitation, Tenant’s insurance, indemnity, repair and maintenance obligations.  If Landlord obtains all required permits and approvals, Landlord shall use commercially reasonable efforts to complete the Patio Area prior to the Commencement Date; however if Landlord is unable to complete the Patio Area prior to the Commencement Date, Landlord shall not be subject to any liability for its failure to do so, the Commencement Date shall not be delayed, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder.  Landlord and Tenant hereby acknowledge that if Landlord obtains all required permits and approvals, Landlord may be constructing the Patio Area during Tenant’s construction of the Tenant Improvement Work pursuant to the Work Letter attached hereto as Exhibit C. In such case, Landlord and Tenant shall reasonably cooperate and coordinate Landlord’s work on the Patio Area with Tenant’s completion of the Tenant Improvement Work.  Tenant further acknowledges that any work necessary to provide ingress and egress between the Premises and the Patio Area shall be performed by Tenant as part of the Tenant Improvement Work under Exhibit C.

3RENT.

3.1General.  Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand (except to the extent expressly provided herein) or any setoff or deduction, at the place Landlord may designate from time to time, in money of the United States of America that, at the time of payment, is legal tender for the payment of all obligations.  “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder.  Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Exhibit B), Taxes (defined in Exhibit B) and parking (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder (“Prepaid Base Rent”) shall be paid upon Tenant’s execution and delivery hereof.  Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment.  Rent for any partial calendar month shall be prorated based on the actual number of days in such month.  Without limiting Landlord’s other rights or remedies, (a) if any payment of Rent is not received by Landlord or its designee within 5 business days after its due date, Tenant shall pay Landlord a late charge equal to 5% of the overdue amount; and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 10% per annum or the highest rate permitted by Law (defined in Section 4).  Tenant’s covenant to pay Rent is independent of every other covenant herein.  Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to imposition of any late charge or interest charge under this Section 3.1 one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 3.1 in such calendar year.

3.2Expenses and Taxes.  Tenant shall pay Tenant’s Share of Expenses and Taxes in accordance with Exhibit B.

4USE; COMPLIANCE WITH LAWS.  Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, unreasonably interferes with, injures or annoys other occupants of the Project, or constitutes a nuisance.  Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, (iii) any Supplemental Systems (defined below) serving the Premises, whether located inside or outside of the Premises, or (iv) the portions of Base Building Systems (defined below) located in or exclusively serving the Premises.  If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it.  Tenant shall promptly provide Landlord with a copy of any notice it receives regarding any alleged violation of Law with respect to the Premises or Tenant’s use or occupancy thereof.  Except to the extent compliance with applicable Laws is the responsibility of Tenant under this

Lease, Landlord shall comply with all applicable Laws relating to the Base Building and the Common Areas, but Landlord shall only have such responsibility if Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certifiate of occupancy (or its equivalent) for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees.  If a change to the Common Areas or the Base Building (defined below) (other than any portion of a Base Building System located in or exclusively serving the Premises, which shall be governed by the second sentence of this Section 4) becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement (defined in Section 9.2.2) which is not typical for general office use, the installation of any trade fixture, any particular use of the Premises (as distinguished from general office use), any “assembly occupancy” of the Premises or any breach of Tenant’s obligations under this Lease, then Tenant, upon demand, shall pay Landlord the cost of making such change.  “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties.  “Supplemental System” means any Unit (defined in Section 23.5), supplemental fire-suppression system, kitchen (including any hot water heater, dishwasher, garbage disposal, insta-hot dispenser, or plumbing), shower or similar facility, or any other system that would not customarily be considered part of the base building of a first-class multi-tenant office building.  “Base Building System” means any mechanical (including HVAC), electrical, plumbing or fire/life-safety system serving the Building, other than a Supplemental System.  “Base Building” means the structural portions of the Building, together with the Base Building Systems.

5SERVICES.

5.1Standard Services.  Landlord shall provide the following services on all days (unless otherwise stated below):  (a) subject to limitations imposed by Law, Building-standard heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours (defined below), stubbed to the Premises; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays (defined below); (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service); and (f) access to the Building for Tenant and its employees, 24 hours per day/7 days per week, subject to the terms hereof and such security or monitoring systems as Landlord may reasonably impose, including sign-in procedures and/or presentation of identification cards.  To the extent reasonably determined by Landlord to be practicable, all electricity provided under Section 5.1(b) above (including, without limitation, electricity in order to power the heating, ventilation and air conditioning system serving the Premises), shall be separately metered or submetered at Tenant’s expense (and such meter or submeter may be installed as part of the Tenant Improvements) and Tenant shall make payment directly to the entity providing such electricity to the Premises if such separate meters are installed.  If, however, separate meters are not installed and the Premises are submetered or are jointly metered, then Landlord shall determine and Tenant shall pay the amount reasonably determined by Landlord to be Tenant’s equitable share of the monthly charge for such electricity, as Additional Rent.  “Building HVAC Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other Comparable Buildings (defined in Section 23.9) (collectively, “Holidays”).  If Landlord, at Tenant’s request, provides any service not expressly required hereunder, Tenant shall pay Landlord the reasonable cost thereof.

5.2Above-Standard Use.  Landlord shall provide Building-standard HVAC service outside of Building HVAC Hours if Tenant gives Landlord reasonable prior notice thereof and pays Landlord’s standard charge therefor, which standard charge is currently $35.00 per hour for the entire Premises, and which charge shall only increase to the extent Landlord reasonably determines that Landlord’s acutal cost to provide such services increases.  The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load or be distributed within the Premises in a manner that violates applicable Law.  If Tenant’s consumption of electricity or water exceeds the rate Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water.

5.3Interruption.  Subject to this Section 5.3 and Section 10, any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.  Notwithstanding the foregoing, an “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (a) such event is within Landlord’s reasonable control, (b) Tenant does not actually use the Premises or such portion thereof, and (c) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors.  Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Expenses and Taxes shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.  The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s).  Such right to abate Base Rent and Tenant’s Share of Expenses and Taxes shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.  If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Section 10 below shall apply rather than this Section 5.3.

6REPAIRS AND ALTERATIONS.

6.1Repairs.  Subject to Section 10, Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder.  Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, including any Tenant Improvements (defined in Exhibit C, if any), any Alterations (defined in Section 6.2), and any leasehold improvements installed pursuant to any prior lease (the “Leasehold Improvements”), but excluding the Base Building; (b) any Supplemental Systems serving the Premises, whether located inside or outside of the Premises; and (c) all Lines (defined in Section 22) and trade fixtures.  Notwithstanding the foregoing, if a Default (defined in Section 18.1) or an emergency exists, Landlord may, at its option, perform such maintenance and repairs on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work.  Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas.

6.2Alterations.  Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facility or other system (an “Alteration”) without Landlord’s prior consent, which consent shall not be unreasonably withheld by Landlord.  Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration that is decorative only (e.g., carpet installation or painting), is not visible from outside the Premises, and does not affect the Base Building or require a governmental permit (a “Cosmetic Alteration”).  For any Alteration other than a Cosmetic Alteration, (a) Tenant, before beginning work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, and governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 3% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.  For any Alteration, Tenant shall deliver to Landlord full and final lien waivers.

6.3Tenant Work.  Before beginning any repair or Alteration or any work affecting Lines (collectively, “Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Such approval shall not be unreasonably withheld provided that Landlord may designate specific contractors for work relating to mechanical, electrical, plumbing, HVAC, fire/life-safety and sprinkler systems and for vertical Lines (provided that, to the extent reasonably feasible, more than one contractor per trade is named, or, if only one contractor is available, such contractor is available to perform the work for a commercially reasonable cost).  Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications and any approved modifications thereto, all Laws, the National Electric Code, and Landlord’s reasonable construction rules and regulations; and (iii) in a manner that does not impair the Base Building.  Tenant shall notify Landlord at least 15 business days before commencing any work in the Premises.  If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance.  Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 6.3.  In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would cause labor disharmony with any workforce or trades engaged in performing other work or services at the Project, and Tenant shall take all actions necessary to resolve any such labor disharmony, including, promptly upon Landlord’s request, termination of any work in the Premises giving rise to such labor disharmony.

7LANDLORD’S PROPERTY.  All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant.  Notwithstanding the foregoing, if any Tenant-

Insured Improvements (other than any Unit, which shall be governed by Section 23.5) are not, in Landlord’s reasonable judgment, Building-standard, then if Landlord notifies Tenant of such requirement at the time consent to such Alterations is granted, then before the expiration or earlier termination hereof, Tenant shall, at Landlord’s election, either (a) at Tenant’s expense, and except as otherwise notified by Landlord, remove such Tenant-Insured Improvements, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Insured Improvements (or, at Landlord’s election, to a Building-standard tenant-improved configuration and condition as determined by Landlord), or (b) pay Landlord an amount equal to the estimated cost of such work, as reasonably determined by Landlord.  If Tenant fails to timely perform any work required under clause (a) of the preceding sentence, Landlord may perform such work at Tenant’s expense.

8LIENS. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant or its subtenants or transferees.  Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Tenant shall be deemed in Default under this Lease, and in addition, Landlord, without limiting its remedies, may bond, insure over or otherwise pay the amount necessary to cause such removal, whether or not such lien is valid.  The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

9INDEMNIFICATION; INSURANCE.

9.1Waiver and Indemnification.  Tenant waives all claims against Landlord, its Security Holders (defined in Section 16), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except (subject to Section 9.4) to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct.  Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from and against any obligation, loss, claim, action, liability, penalty, damage, cost, charge or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause occurring in, on or about the Premises, or (b) any negligence, willful misconduct or breach of this Lease of or by Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees, agents, contractors, licensees or invitees (each, an “Act of Tenant”), except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party.  Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees and agents harmless from any Claim that is imposed or asserted by any third party and arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, except to the extent such Claim arises from any Act of Tenant (including any breach of any obligation of Tenant, under Section 4 or 6.3 or any other provision hereof, to cause or pay for any such compliance).

9.2Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts:

9.2.1Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of at least $3,000,000 each occurrence and $4,000,000 annual aggregate.

9.2.2Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”).  Such insurance shall be written on a special cause of loss or all risk form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

9.2.3Workers’ Compensation with limits required by statute and Employers’ Liability limits of $1,000,000.

9.3Form of Policies.  The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability.  Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII.  Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party reasonably designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance.  Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.  Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent.  Attached to the ACORD 25 (or equivalent) there shall be an endorsement (or an excerpt from the policy) naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement (or an excerpt from the policy) designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement (or policy excerpt) shall be binding on Tenant’s insurance company.

9.4Subrogation.  Subject to Section 10, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance.  For purposes of this Section 9.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

9.5Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain (collectively, “Landlord’s Insurance”), the premiums of which will be included in Expenses:  (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, combined primary and excess/umbrella limits of at least $3,000,000.00 each occurrence and $4,000,000 annual aggregate; and (2) All Risk Property Insurance or special cause of loss insurance on the Building at replacement cost value as reasonably estimated by Landlord.

10CASUALTY DAMAGE.  With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”).  If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after they are commenced, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate.  Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises are affected, terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies; (iii) Landlord decides to rebuild the Building or Common Areas so that it or they will be substantially different structurally or architecturally, or (iv) the damage occurs during the last 12 months of the Term.  Tenant may terminate this Lease, by notifying Landlord within 30 days after receiving Landlord’s estimate of the time required to substantially complete the Landlord Repairs, if (a) the Casualty has occurred during the last 12 months of the Term and has damaged a material portion of the Premises, and (b) such estimate indicates that the damage cannot reasonably be repaired within 60 days after Tenant’s receipt of such estimate.  If this Lease is not terminated pursuant to this Section 10, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure.  The Landlord Repairs shall restore the Premises (other than trade fixtures) and any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to or tenantability of the Premises.  Notwithstanding Section 9.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 9.2 with respect to any Tenant-Insured Improvements (the “Assigned Tenant Proceeds”), and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the Assigned Tenant Proceeds received by Landlord, Tenant shall pay such excess to Landlord (the “Tenant Excess”) within 15 days after Landlord’s demand.  In no event shall Landlord be required to spend more for the restoration of any Tenant-Insured Improvements than the applicable Assigned Tenant Proceeds and Tenant Excess (if any) actually received by Landlord.  No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises (other than trade fixtures) or any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is inaccessible or untenantable and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable area of such portion of the Premises; provided that if a portion of the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion, Tenant shall be entitled to a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted by this Lease and are not occupied by Tenant.

11NONWAIVER.  No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof.  Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance.  Any acceptance by Landlord of payment of less than the full amount of Rent due hereunder shall not be deemed a waiver of Landlord’s right to receive the full amount of Rent due and shall be applied first to the oldest Rent obligation then due and next to any current Rent obligation then due, in each case notwithstanding any statement to the contrary contained on or accompanying such payment from Tenant.  No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

12CONDEMNATION.  If any part of the Premises, Building or Project is to be taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease.  If more than 25% of the rentable area of the Premises, or if any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, is to be Taken for more than 180 consecutive days, Tenant may terminate this Lease.  Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date.  Except as provided above in this Section 12, neither party may terminate this Lease as a result of a Taking.  Tenant shall not assert, and hereby assigns to Landlord, any claim it may have for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any trade fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant.  If this Lease is terminated pursuant to this Section 12, all Rent shall be apportioned as of the date of such termination.  If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable area of the Premises, if any, that is subject to, or rendered inaccessible or untenantable by, such Taking and not occupied by Tenant.

13ASSIGNMENT AND SUBLETTING.

13.1Transfers.  Tenant shall not, without  Landlord’s prior consent (subject to Sections 13.2 and 13.8), assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors (each, a “Transfer”).  For clarity, no transfer of Tenant’s equity including, without limitation, any common or preferred stock sales (whether conducted on a stock exchange or otherwise), tender offers, new issuances, buy-backs or mergers whereby Tenant is the surviving entity, shall be deemed a Transfer hereunder.  If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 13.3), and a copy of all existing executed and/or proposed documentation effecting the proposed Transfer, and (ii) current financial statements of the proposed transferee certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”).  Within 30 days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer or (c) its exercise of its rights under Section 13.4.  If Landlord fails to so respond in writing to Tenant within said 30 day period, Tenant may send a second written notice (“Deemed Response Notice”) to Landlord with such information and indicating that such Deemed Response Notice is being delivered pursuant to Article 13 of this Lease.  Landlord’s failure to withhold its consent by written notice to Tenant within five (5) business days after Landlord’s receipt of a properly delivered Deemed Response Notice shall be deemed to constitute Landlord’s consent to such Transfer.  Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default.  Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.  No review fee shall be payable in connection with a Permitted

Transfer (defined in Section 13.8 below), provided Landlord is not required to modify this Lease or execute any documents in connection with such Permitted Transfer.

13.2Landlord’s Consent.  Subject to Section 13.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer.  Without limitation, it shall be deemed reasonable for Landlord to withhold its consent to a proposed Transfer if (i) the proposed transferee is a governmental entity or a nonprofit organization, or is engaged in a business that is not consistent with the quality of the Building; or (ii) the proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 6-month period ending on the date the Transfer Notice is received, has negotiated with Landlord or an Affiliate of Landlord to lease) space in the Project, provided Landlord has suitable alternative space available in the Project.  Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 13.2 but Tenant does not enter into such Transfer within 6 months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 13; and (b) if Landlord withholds its consent in breach of this Section 13.2, Tenant’s sole remedies shall be contract damages (subject to Section 19) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

13.3Transfer Premium.  If Landlord consents to a Transfer, Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below).  “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements) paid by the assignee for such assignment, and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space.  In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (ii) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, and (iii) any brokerage commissions paid for by Tenant in connection with the Transfer.  Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment, within 10 business days after Tenant receives the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within 10 business days after Tenant receives the rent and other consideration described above.

13.4Landlord’s Right to Recapture.  Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 13.8), in the event of an assignment of this Lease or a sublease of all or a portion of the Premises for all or substantially all of the remainder of the Term, Landlord, by notifying Tenant within 30 days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date.  If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces (if any) to which Tenant is entitled under Section 1.8 shall be deemed adjusted on the basis of the percentage of the rentable area of the portion of the Premises retained by Tenant.  Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

13.5Effect of Consent.  If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation effecting the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium.  In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder.  No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder.  Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

13.6Intentionally Deleted.

13.7Effect of Default.  If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured.  However, by accepting such payments directly from the subtenant, Landlord does not waive any claims or release Tenant from any obligations hereunder, nor recognize the subtenant as the tenant hereunder.  Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

13.8Permitted Transfers.  “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.  “Control” means the direct or indirect power to direct the ordinary management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.    Tenant may (i) assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets, or (ii) assign this Lease to an Affiliate, in each case without Landlord’s consent, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 5 business days before such Transfer; (c) if such Transfer will result from a merger or consolidation of Tenant with another entity, or the purchase of all or substantially all of Tenant’s assets by another entity where Tenant will not be the surviving entity to the merger, then the Credit Requirement (defined below) must be satisfied; and (d) in the case of an assignment of this Lease other than pursuant to a merger or consolidation, the assignee must execute and deliver to Landlord, at least 5 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder.  Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied.  The “Credit Requirement” shall be deemed satisfied if, as of the date immediately succeeding the date of the Permitted Transfer, the financial strength of either (a) the entity with which Tenant is to merge or consolidate in the event of a merger or consolidation, or (b) the entity which is purchasing all or substantially all of Tenant’s assets in the event of a sale of all or substantially all of Tenant’s assets, is not less than that of Tenant as of the date immediately preceding the Transfer as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer.

14SURRENDER.  Upon the expiration or earlier termination hereof, and subject to Sections 7 and 10 and this Section 14, Tenant shall surrender possession of the Premises to Landlord in broom clean good condition and repair, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder.  Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 22), and (b) repair all damage to the Premises and Building resulting from such removal.  If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs).  If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

15HOLDOVER.  If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term.  Nothing in this Section 15 shall be deemed a consent to any holdover or limit Landlord’s rights or remedies.  If Landlord is unable to deliver possession of the Premises to, or perform improvements for, a new tenant as a result of Tenant’s holdover, and such holdover exceeds 30 days in length, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

16SUBORDINATION; ESTOPPEL CERTIFICATES. This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, refinancings, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto.  In consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Project or to the lien of any first mortgage or trust deed, hereafter enforced against the Building or the Project and to any renewals, extensions, modifications, consolidations and replacements thereof, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed, as appropriate.   Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder.  Within 10 business days after Landlord’s request, Tenant shall execute such further commercially reasonable instruments as Landlord or any Security Holder may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement.  Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure.  Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

17ENTRY BY LANDLORD.  At all reasonable times and upon reasonable prior written notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 12 months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations.  Notwithstanding the foregoing, at any time and without notice to Tenant, Landlord may enter the Premises to perform janitorial or other required services.  If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations.  In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises.  Except in an emergency, Landlord shall use reasonable efforts (except Landlord shall not be obligated to pay overtime rates for which Tenant does not agree to reimburse Landlord) to minimize interference with Tenant’s use of the Premises.  Landlord shall also use reasonable efforts to comply with Tenant’s reasonable security procedures for which Landlord has prior notice.  No entry into or closure of any portion of the Premises pursuant to this Section 17 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

18DEFAULTS; REMEDIES.

18.1Events of Default.  The occurrence of any of the following shall constitute a “Default”:

18.1.1Any failure by Tenant to pay any Rent (or deliver any security deposit, letter of credit, or similar credit enhancement required hereunder) when due unless such failure is cured within 5 business days after notice; or

18.1.2Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 18.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 90 days after Landlord’s notice; or

18.1.3Any breach by Tenant of Section 16 or 17 where such breach continues for more than 2 business days after written notice from Landlord; or

18.1.4Tenant becomes in breach of Section 23.3(c) or (d).

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

18.2Remedies Upon Default.  Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

18.2.1Landlord may terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following:

(a)The worth at the time of award of the unpaid Rent which had been earned at the time of such termination; plus

(b)The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e)At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections (a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law.  As used in Section (c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

18.2.2Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

18.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 18.2.1 and 18.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

18.2.4If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations.  Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord.  The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.  No right or remedy of Landlord shall be exclusive of any other right or remedy.  Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

18.3Efforts to Relet.  Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder.  Tenant waives, for Tenant and for all those claiming by, through or under Tenant,  California Civil Code § 3275, California Code of Civil Procedure §§ 1174(c) and 1179, and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19LANDLORD EXCULPATION.  Notwithstanding any contrary provision hereof, (a) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party; (b) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (c) no Landlord Party shall be liable for any loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special, indirect or consequential damages.

20SECURITY DEPOSIT.  Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder.  Upon and during a Default hereunder, Landlord may, at its option, without limiting its remedies and without notice to Tenant, apply all or part of the Security Deposit to cure such Default and compensate Landlord for any loss or damage caused by such Default, including any loss of rent that would have accrued after the date of termination, including any damage for which recovery may be made under California Civil Code § 1951.2.  If Landlord so applies any portion of the Security Deposit, Tenant, within 3 days after demand therefor, shall restore the Security Deposit to its original amount.  The Security Deposit is not an advance payment of Rent or measure of damages.  Any unapplied portion of the Security Deposit shall be returned to Tenant within 30 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) determination of the final Rent due from Tenant; provided, however, that Tenant hereby authorizes Landlord to withhold from the Security Deposit all amounts allowed by Law and any amount reasonably anticipated by Landlord to be owed by Tenant under Section 4.1 of Exhibit B with respect to the final Expense Year.  Landlord shall not be required to keep the Security Deposit separate from its other accounts or pay interest on the Security Deposit.  To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Section 20 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits.

21INTENTIONALLY DELETED.

22COMMUNICATIONS AND COMPUTER LINES.  All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 6 and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every 6 feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points.  Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord.  Unless otherwise notified by Landlord at least 30 days prior to the expiration of the Term, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage.  “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any wires or cables installed pursuant to any prior lease.

23MISCELLANEOUS.

23.1Notices.  No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.9 or 1.10, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party.  Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, 3 days after the date the Notice is deposited in the U.S. mail or with a courier service as described above.  No provision of this Lease requiring a particular Notice to be in writing shall limit the generality of clause (a) of the first sentence of this Section 23.1  In addition, if the Building is closed, then notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient.

23.2Force Majeure.  If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion, pandemic or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 23.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse (or extend any time period for the performance of) (i) any obligation to remit money or deliver credit enhancement, or (ii) any obligation under Section 9 or 23.3

23.3Representations and Covenants.  Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state or commonwealth in which the Building is located; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy or otherwise sought relief with respect to its debts under any Law relating to bankruptcy or insolvency, (iii) suffered or sought the appointment of a receiver or other similar official to take possession of all or substantially all of its assets, (iv) suffered (A) the filing by creditors of an involuntary petition in bankruptcy that is not dismissed within 30 days, or (B) the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant, is or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list.

23.4Signs.  Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building.  If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building.  Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.  Notwithstanding the foregoing, subject to this Section 23.4, Tenant shall be entitled to install, at its sole cost and expense, one (1) building top sign on the side of the Building facing south (“Signage”).  The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld.  In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Building.  Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant.  Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to occupy at least 75% of the Premises, Tenant’s right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Section 23.4 below.  The rights to the Signage shall be personal to the originally named Tenant and an assignee under a Permitted Transfer, and may not be otherwise transferred.  Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense.  Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work.  Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the exterior of the Building and shall cause the exterior of the Building to be restored to the condition existing prior to the placement of such Signage.  If Tenant fails to remove such Signage and to restore the exterior of the Building as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage as provided above), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

23.5Supplemental HVAC.  If the Premises are served by any supplemental HVAC unit (a “Unit”), then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; and (ii) keep the Unit in as good working order and condition as existed upon installation (or, if later, when Tenant took possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage (and if Tenant fails to timely perform such work, Landlord may do so at Tenant’s expense); (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 7), and (ii) for purposes of Section 10, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) if the Unit connects to the Building’s condenser water loop (if any), then Tenant shall pay to Landlord, as Additional Rent, Landlord’s standard one-time fee for such connection and Landlord’s standard monthly per-ton usage fee; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

23.6Attorneys’ Fees.  In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs.  Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in protecting its rights hereunder in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

23.7Brokers.  Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker, agent or finder in connection with this Lease.  Tenant shall indemnify, defend, and hold the Landlord Parties harmless from all claims of any brokers, agents or finders other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease.  Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, agents or finders, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease.  Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

23.8Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth.  THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

23.9Interpretation.  The capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein.  As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting.  Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property.  In connection with insurance, the term “deductible” includes self-insured retention.  Wherever this Lease requires Landlord to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), the reasonableness of such act shall be determined by reference to the practices of owners of buildings (“Comparable Buildings”) that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.  Wherever this Lease prohibits either party from engaging in any particular conduct, this Lease shall be deemed also to require such party to cause each of its employees and agents (and, in the case of Tenant, each of its licensees, invitees and subtenants, and any other party claiming by, through or under Tenant) to refrain from engaging in such conduct.  Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

23.10Entire Agreement.  This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease).  Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein.  This Lease can be modified only by a written agreement signed by both parties.

23.11Unrelated Business Income.  If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

23.12Financial Statements.  At Landlord’s request from time to time in connection with any potential sale or financing of the Building, Tenant shall provide to Landlord the then current financial statements of Tenant and any guarantor hereof and such other information regarding the financial condition of Tenant and any such guarantor as Landlord may reasonably request; provided that, for so long as Tenant’s equity is traded on a United States public stock exchange, Tenant may fulfill the foregoing requirement by providing Landlord with Tenant’s quarterly and annual reports filed publicly pursuant to applicable Laws.

23.13Other.  If any provision hereof is void or unenforceable, no other provision shall be affected.  Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease.  If Tenant is comprised of two or more persons or entities, then (a) their obligations shall be joint and several, (b) any request or demand from any one such person or entity shall be deemed to have been made by all such persons or entities; and (c) any notice given to any one such person or entity shall be deemed to have been given to all such persons or entities.  Time is of the essence with respect to the payment of Rent and Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant.  So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof.  This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.  Landlord may transfer its interest herein, in which event (a) to the extent the transferee assumes in writing Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), Landlord shall be released from, and Tenant shall look solely to the transferee for the performance of, such obligations; and (b) Tenant shall attorn to the transferee.  Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project.  No rights to any view or to light or air over any property are granted to Tenant hereunder.  The expiration or earlier termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.  To the extent permitted by applicable Law, this Lease may be executed in counterparts and/or executed and/or transmitted by electronic means.

23.14Waiver of Statutory Provisions.  Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945.  Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

23.15Tax Waiver.  Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

BRE CA OFFICE OWNER LLC, a Delaware limited liability company By:___/s/ Spencer Rose________________ Name:_____ Spencer Rose________________ Title:______ Managing Director___________
TENANT:

KURA ONCOLOGY, INC., a Delaware corporation By:___/s/ Marc Grasso__________________ Name:_____ Marc Grasso__________________ Title:_____CFO and CBO_________________

EXHIBIT A

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

OUTLINE OF PREMISES

See Attached

Exhibit A-1 - 1

EXHIBIT B

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

EXPENSES AND TAXES

1General Terms.

In addition to Base Rent, Tenant shall pay, in accordance with Section 4 below, for each Expense Year (defined in Section 2.1 below), an amount equal to the sum of (a) Tenant’s Share of any amount (the “Expense Excess”) by which Expenses for such Expense Year exceed Expenses for the Base Year, plus (b) Tenant’s Share of any amount (the “Tax Excess”) by which Taxes for such Expense Year exceed Taxes for the Base Year.  No decrease in Expenses or Taxes for any Expense Year below the corresponding amount for the Base Year shall entitle Tenant to any decrease in Base Rent or any credit against amounts due hereunder.  Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

2Definitions.

2.1“Expense Year” means each calendar year (other than the Base Year and any preceding calendar year) in which any portion of the Term occurs.

2.2“Expenses” means all expenses, costs and amounts that Landlord pays or accrues during the Base Year or any Expense Year because of or in connection with the management, maintenance, security, repair, replacement, restoration or operation of the Property, as determined in accordance with sound property management accounting principles, consistently applied.  Landlord shall act in a reasonable manner in incurring Expenses.  Expenses shall include (i) the cost of supplying all utilities (and taxes and surcharges thereon), the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any business improvement district, governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles; (iv) the cost of landscaping and relamping and the cost of painting and/or decorating all areas of the Building not demised to tenants; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) a management fee in the amount (which is hereby acknowledged to be reasonable) of 3% of gross annual receipts from the Building (excluding the management fee), together with other reasonable fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) the fair rental value of any management office space and the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training and uniforms for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) the cost of services generally provided to or made available to all tenants at the Building; (xii) rental or acquisition costs (including taxes thereon) of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xiii) all capital expenditures that are (A) intended to reduce current or future Expenses, to the extent of the reasonably anticipated cost savings, enhance the safety or security of the Property or its occupants, or (B) required under any Law first enacted after the date of this Lease; and (xiv) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include:

(1)capital expenditures not described in clauses (xii) or (xiii) above (in addition, any capital expenditure shall be amortized including actual or imputed interest on the amortized cost over the reasonable useful life of the improvement);

(2)depreciation;

(3)payments of mortgage or other non-operating debts of Landlord;

(4)costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds;

(5)costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants;

(6)costs of selling, financing or refinancing the Building;

Exhibit B - 1

(7)fines, penalties or interest resulting from late payment of Taxes or Expenses;

(8)organizational expenses of creating or operating the entity that constitutes Landlord;

(9)damages paid to Tenant hereunder or to other tenants of the Building under their respective leases

(10)costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building;

(11)costs of any compensation and employee benefits paid to clerks, attendants or other persons in a commercial concession operated by Landlord;

(12)marketing costs, legal fees, space planner’s fees, and advertising and promotional expenses and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Building;

(13)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(14)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building; provided, that in no event shall Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Portfolio Manager or Building engineer;

(15)costs incurred to comply with laws relating to hazardous material, which was in existence in the Building prior to the Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and

(16)costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, in connection with any major renovation or major change in the Project such as, but not limited to, adding or deleting floors or other material expansion of rentable area of the Project or the Building or any material expansion of the parking area serving the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project.

If, during any portion of the Base Year or any Expense Year, the Building is less than 95% occupied (or a service provided by Landlord to Tenant is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or the like), with the result that Expenses for such year are less than what they would have been if the Building had been 95% occupied (and all services provided by Landlord to Tenant had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) throughout such year (the “95% Amount”), then Expenses for such year shall be deemed to be the 95% Amount.  Notwithstanding any contrary provision hereof, Expenses for the Base Year shall include any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure (defined in Section 23.2 of the Lease), boycotts, strikes, conservation surcharges, embargoes or shortages; provided, however, that at such time as any such particular assessments, charges, costs or fees are no longer included in Operating Expenses, such particular assessments, charges, costs or fees shall be excluded from the Base Year calculation of Operating Expenses.  Notwithstanding the foregoing, for purposes of computing Tenant’s Share of Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than 5% per Expense Year on a compounding and cumulative basis over the course of the Term.  In other words, Controllable Expenses for the first Expense Year after the Base Year shall not exceed 105% of the Controllable Expenses for the Base Year.  Controllable Expenses for the second Expense Year after the Base Year shall not exceed 105% of the limit on Controllable Expenses for the first Expense Year after the Base Year, etc.  By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the Base Year, then Controllable Expenses for the first Expense Year following the Base Year shall not exceed $10.50 per rentable square foot, and Controllable Expenses for the second Expense Year following the Base Year shall not exceed $11.03 per rentable square foot.  Any Controllable Expenses that are not included as part of Expenses during any Expense Year due to the application of this cap may be included as part of Controllable Expenses in any subsequent Expense Year subject to the cap applicable to the calculation of Controllable Expenses for such subsequent Expense Year.

2.3“Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during the Base Year or any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property.  Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax,

Exhibit B - 2

fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) payments in lieu of taxes under any tax increment financing agreement, abatement agreement, agreement to construct improvements, or other agreement with any governmental body or agency or taxing authority.  Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred.  Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent (x) applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), or (y) measured solely by the square footage, rent, fees, services, tenant allowances or similar amounts, rights or obligations described or provided in or under any particular lease, license or similar agreement or transaction at the Building; (ii) any Expenses; (iii) any items required to be paid or reimbursed by Tenant under Section 5 below; (iv) fines, penalties or interest resulting from late payment of Taxes.

2.4“Controllable Expenses” shall mean all Expenses other than (i) costs of utilities, (ii) the cost of repairs and restoration due to hurricanes and other weather-related causes, (iii) insurance premiums and deductibles, (iv) capital expenditures under subsection 2.2(viii)(B) and subject to subsection 2.2(1), (v) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, (vi) other Expenses to the extent: (a) that a component of such Expenses are union labor wages (including labor that is unionized after the date hereof), or (b) such Expenses are incurred as a result of any requirements of Law.

3Allocation.

Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property.  If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property.

4Calculation and Payment of Expense Excess and Tax Excess.

4.1Statement of Actual Expenses and Taxes; Payment by Tenant.

Landlord shall give to Tenant, by August 1 of each year after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses, Taxes, Expense Excess and Tax Excess for such Expense Year.  If the amount paid by Tenant for such Expense Year pursuant to Section 4.2 is less or more than the sum of Tenant’s Share of the actual Expense Excess  plus Tenant’s Share of the actual Tax Excess (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next coming due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement.  Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Exhibit; provided that Tenant shall not be responsible for payment of any Expenses (other than Taxes) first shown on a Statement delivered more than 18 months after the applicable Expense Year in which it was incurred.

4.2Statement of Estimated Expenses and Taxes.

Landlord shall give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses, Taxes, Expense Excess and Tax Excess ( the “Estimated Expense Excess”) and Tax Excess (the “Estimated Tax Excess”) for such Expense Year.  Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.2.  Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess, as such amounts are set forth in the previous Estimate Statement.  Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Exhibit.

Exhibit B - 3

4.3Retroactive Adjustment of Taxes.

Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year or for the Base Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year or the Base Year, as the case may be, and the Tax Excess for such Expense Year shall be retroactively adjusted.  If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Tax Excess, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next coming due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

5Charges for Which Tenant Is Directly Responsible.

Notwithstanding any contrary provision hereof, Tenant, promptly upon demand, shall pay (or if paid by Landlord, reimburse Landlord for) each of the following to the extent levied against Landlord or Landlord’s property: (a) any tax based upon or measured by (i) the cost or value of Tenant’s trade fixtures, equipment, furniture or other personal property, or (ii) the cost or value of the Leasehold Improvements (defined in Section 6.1 of the Lease) to the extent such cost or value exceeds that of a Building-standard build-out, as reasonably determined by Landlord; (b) any rent tax, sales tax, service tax, transfer tax, value added tax, use tax, business tax, gross income tax, gross receipts tax, or other tax, assessment, fee, levy or charge measured solely by the square footage, Rent, services, tenant allowances or similar amounts, rights or obligations described or provided in or under this Lease; (c) any tax assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (d) any tax assessed on this transaction or on any document to which Tenant is a party that creates an interest or estate in the Premises.

6Books and Records.

Within 150 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expense Excess for the Expense Year to which such Statement applies.  Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records.  Within 90 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections.  Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Statement.  If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement.  Notwithstanding any contrary provision hereof, Landlord shall not be required to deliver or make available to Tenant records relating to the Base Year, and Tenant may not object to Expenses or Taxes for the Base Year, other than in connection with and concurrently with the first review for an Expense Year performed by Tenant pursuant to this Section 6 on the terms and conditions set forth herein.  If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth in which the Building is located and its fees shall not be contingent, in whole or in part, upon the outcome of the review.  Tenant shall be responsible for all costs of such review unless it is determined by Landlord and Tenant or by the Neutral Auditor that Tenant was overcharged by more than 5% in which case Landlord shall pay all audit charges.  The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”).  Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period.  Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date.  If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expense Excess is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.  If Landlord does not agree with Tenant’s determination, a final, binding determination shall be made by a neutral accountant selected by Landlord and reasonably approved by Tenant (the “Neutral Auditor”).

Exhibit B - 4

EXHIBIT C

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

WORK LETTER

As used in this Exhibit C (this “Work Letter”), (i)“Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter; (ii) “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and (iii) “Agreement” means the Lease of which this Work Letter is a part.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

1ALLOWANCE.

1.1Allowance.  Subject to the terms set forth herein, Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $1,026,630.00 (based upon $76.50 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.  Notwithstanding any contrary provision of this Work Letter, if Tenant fails to use the entire Allowance by April 30, 2021 (the “Unused Allowance Deadline”), the unused amount shall revert to Landlord and Tenant shall not be entitled to any credit, offset, abatement or payment and Tenant shall have no further rights with respect thereto.  Except as provided in Section 1.2.2 below, in no event shall any portion of the Allowance be used for the purchase of any equipment, furniture or other items of personal property of Tenant.

1.2Disbursement of Allowance.

1.2.1Allowance Items.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”):  (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below), and any Review Fees (defined in Section 2.3 below); (b) plan-check, permit, license and other fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including contractors’ fees and general conditions, after-hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and all other costs reasonably expended by Tenant in connection with the performance of the Tenant Improvement Work; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by law; (f) the Coordination Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) the fees of Tenant’s construction manager, which fees, notwithstanding any contrary prorvisions of this Work Letter, shall not exceed a total of $41,065.20.  Upon completion of the Tenant Improvement Work and payment of all costs related thereto, and provided Tenant is not in Default under the Agreement, Tenant may request by written notice to Landlord that Landlord apply up to a total of $134,200.00 of the unused Allowance (the “Unused Allowance”) against the (i) cost of furniture, fixtures and equipment and voice and data cabling to be installed in the Premises (collectivley, the “Equipment Costs”), or (ii) the then next due installments of Base Rent for the Premises due under the Lease.  However, in no event shall Landlord have any obligation to apply any portion of the Unused Allowance against the Equipment Costs or Tenant’s Base Rent after the Unused Allowance Deadline, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto after the Unused Allowance Deadline.  If Tenant desires that Landlord shall disburse any portion of the Unused Allowance toward the Equipment Costs, Landlord shall disburse such portion of the Unused Allowance requested by Tenant for such purpose within 30 days after Landlord’s receipt of invoices from Tenant with respect to Tenant’s actual Equipment Costs (provided that such invoices are received by Landlord prior to the date which is 30 days prior to the Unused Allowance Deadline).

1.2.2Disbursement.  Subject to the provisions of this Work Letter, Landlord shall make monthly disbursements of the Allowance for Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1Monthly Disbursements.  Not more frequently than once per calendar month during the performance of the Tenant Improvement Work, Tenant may deliver to Landlord:  (i) a request for payment of the Contractor (defined in Section 3.1 below), approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed; (ii) copies of all third-party contracts (including change orders) pursuant to

Exhibit C - 1

which the Tenant Improvement Work has been performed, including paid invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Premises (collectively, the “Construction Contracts”); (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with California Civil Code §§ 8132 and/or 8134, as applicable; and (iv) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request.  Subject to the terms hereof, within 30 days after receiving such materials, Landlord shall disburse to Tenant, or at Landlord’s option, to the order of the contractor and/or the Tenant’s Agents that performed the applicable work, an amount equal to the lesser of (a) 90% of the Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, it being agreed that Landlord may retain from each disbursement a 10% retention (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention).  In the alternative, Landlord may elect, in Landlord’s sole discretion, to disburse to Tenant the full amount of the Landlord’s Share of the amount requested by Tenant for each such disbursement in accordance with this Section 1.2.2.1, and withhold the full amount of the 10% retention from the final disbursement(s) requested by Tenant. Landlord shall have no obligation to make any such disbursements if Landlord disputes any request for payment based on any failure of the work to comply with the Approved Construction Drawings (defined in Section 2.3 below) or if such work otherwise is not of the required quality, or for any other reason.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request.  As used in this Section 1.2.2.1, “Landlord’s Share” means the lesser of (i) 100%, or (ii) the percentage obtained by dividing the Allowance by the estimated sum of all Allowance Items, as determined based on the Construction Contracts.

1.2.2.2Final Retention.  Subject to the terms hereof, Landlord shall disburse to Tenant, or at Landlord’s option, to the order of the contractor that performed the applicable work, the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the Approved Construction Drawings; (b) Tenant’s delivery to Landlord of (i) properly executed mechanic’s lien releases in compliance with California Civil Code §§ 8132 and/or 8134, as applicable, (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed and installed in good and workmanlike manner in accordance with the Approved Construction Drawings and applicable laws, (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained, and (iv) any other information reasonably requested by Landlord; (c) Tenant’s performance of its obligations under clause (a) of the first sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.  Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2PLANS.

2.1Selection of Architect/Plans.  Tenant shall retain RBN (the “Architect”) and the engineering consultants designated by Landlord or an engineering consultant proposed by Tenant and reasonably approved by Landlord (the “Engineers”) to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises.  The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.”  All Plans shall (a) comply with the industry standard drawing format and specifications required by Landlord, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld.  Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Plans and approval of the Approved Construction Drawings shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with law or any other matter.  Accordingly, notwithstanding any review of the Plans by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto.  Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with law and are otherwise suitable for Tenant’s use of the Premises (including the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and (y) that no Tenant Improvement impairs any system or structural component of the Building, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.

Exhibit C - 2

2.2Space Plan.  Tenant shall cause the Architect to prepare a space plan for the Tenant Improvement Work, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (the “Space Plan”), and shall deliver a pdf copy of the Space Plan, signed by Tenant, by email (return receipt requested) to Landlord for its approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Space Plan within 5 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of the Agreement.  If Landlord disapproves the Space Plan, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Space Plan, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary until Landlord has approved the Space Plan.  At Landlord’s option, before submitting the Construction Drawings, Tenant shall supply Landlord with intermediate stages of the Plans.

2.3Construction Drawings.  After Landlord approves the Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Tenant Improvement Work in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver two (2) full size sets of the Construction Drawings, signed by Tenant, to Landlord for its approval.  Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of the Agreement.  If Landlord disapproves the Construction Drawings (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof).  Tenant shall not commence the Tenant Improvement Work until after the Construction Drawings are approved by Landlord.  No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior consent, which shall not be unreasonably withheld.  Tenant shall reimburse Landlord, upon demand, for any out-of-pocket fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (“Review Fees”).

2.4Permits.  Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Tenant Improvement Work (the “Permits”).  Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal.  Notwithstanding any contrary provision of this Section 2.4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy.  Prior to the issuance of the Permits, Tenant may access the Premises for planning and inspections (but not construction).  Tenant shall not commence construction until all required Permits are obtained.

3CONSTRUCTION.

3.1Selection of Contractors.

3.1.1The Contractor.  Tenant shall retain a general contractor (the “Contractor”) to perform the Tenant Improvement Work.  The Contractor shall be selected by Tenant, by notice to Landlord, and reasonably approved by Landlord.  For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld (without limitation on other reasons) if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Agreement, (c) does not provide current financial statements reasonably acceptable to Landlord, or (d) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor.

3.1.2Tenant’s Agents.  All subcontractors used by Tenant (such subcontractors, together with the Contractor, to be referred to herein collectively as “Tenant’s Agents”) must be approved by Landlord.  Such approval shall not be unreasonably withheld; provided, however, that Landlord may require Tenant to retain certain subcontractors designated by Landlord for mechanical, electrical, and fire life safety.

Exhibit C - 3

3.2Construction.

3.2.1Construction Contract; Final Costs.  Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Sections 3.2.3 and 3.2.4 below and Tenant shall deliver a copy thereof to Landlord for its records and to confirm such compliance.  Before commencing construction of the Tenant Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of the Tenant Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”).  If the Final Costs exceed the Allowance, then, Tenant shall be responsible for such excess and shall pay such excess prior to Landlord’s obligation to commence funding the Allowance and Landlord may require Tenant to provide reasonable evidence that Tenant has funded such excess prior to commencement of Landlord’s obligation to fund the Allowance.  If, after being delivered to Landlord, the Final Costs increase to a total amount which is in excess of the Allowance, Tenant shall similarly be responsible for funding such excess prior to Landlord’s obligation to fund the Allowance.  The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Agreement, and the failure to timely pay the same constitutes an event of default under the Agreement.

3.2.2Landlord’s General Conditions for Tenant Improvement Work.  The Tenant Improvement Work shall be performed in a good and workmanlike manner and in strict accordance with the Approved Construction Drawings.  Tenant shall cause Tenant’s Agents to submit to Landlord schedules of all work relating to the Tenant Improvement Work, whereupon Landlord, within five (5) business days, shall inform Tenant’s Agents of any necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule.  Tenant shall abide by all rules established by Landlord relating to the performance of the Tenant Improvement Work, including rules relating to the use of freight, loading dock and service elevators; any required shutdown of utilities (including life-safety systems); storage of materials; and coordination of work with other tenants’ contractors.  In addition to any Review Fees payable by Tenant to Landlord (as provided in Section 2.3 above), in consideration of Landlord’s coordination of the performance of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 1% of the hard costs of constructing the Tenant Improvement Work.

3.2.3Warranty of Contractor.  Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Tenant Improvement Work that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the later to occur of (i) completion of the Tenant Improvement Work, or (ii) the Commencement Date; and (b) the repair of any damage to the Building and/or Common Areas resulting from such repair, replacement and/or removal.  Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant.  Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4Insurance Requirements.  Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the Tenant Improvement Work, together with such other insurance as Landlord may reasonably require.

3.2.5Compliance.  The Tenant Improvement Work shall comply in all respects with (i) all applicable laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications.  Without limiting the foregoing, if, as a result of Tenant’s performance of the Tenant Improvement Work, Landlord becomes required under law to perform any inspection or give any notice relating to the Premises or the Tenant Improvement Work, or to ensure that the Tenant Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

3.2.6Inspection by Landlord.  Notwithstanding any contrary provision of the Agreement, Landlord, at any time and without notice to Tenant, may enter the Premises to inspect the Tenant Improvement Work.  Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Tenant Improvement Work.  If, by notice to Tenant, Landlord reasonably identifies any defect in the Tenant Improvement Work, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord.  Notwithstanding any contrary provision of this Work Letter or the Agreement, if a material defect in the Tenant Improvement Work so identified by Landlord might adversely affect any system or structural component of the Building, the curtain wall or exterior appearance of the Building, or any other tenant’s use of the Building, or might give rise to liability on the part of Landlord to any third party, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of the Tenant

Exhibit C - 4

Improvement Work) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord shall have no obligation to disburse any portion of the Allowance.

3.2.7Meetings.  Upon commencement of the construction, Tenant shall hold weekly meetings with the Architect and the Contractor regarding the progress of the performance of the Tenant Improvement Work.  Such meetings shall be held at a mutually agreeable location and at a reasonable time of which Tenant shall provide Landlord with at least three (3) business days’ prior notice.  Landlord may attend such meetings, and, upon Landlord’s request, Tenant shall cause Tenant’s Agents to attend such meetings.  Tenant shall cause minutes of such meetings to be prepared and copies thereof to be delivered promptly to Landlord.  One such meeting per month shall include a review of the Contractor’s current request for payment.

3.2.8Tenant’s Covenants.  Within 10 days after completing the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense.  Within 30 days after completing the Tenant Improvement Work, (a) Tenant shall cause the Architect and the Contractor to (i) update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Agreement, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.  For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

4MISCELLANEOUS.

4.1Tenant Default.  Notwithstanding any contrary provision of this Work Letter or the Agreement, if Tenant defaults under this Work Letter or the Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

4.2Other.  This Work Letter shall not apply to any space other than the Premises.  Tenant agrees to accept the Premises in its “as-is”, “where-as” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

4.3Landlord Delay. The Commencement Date specified in Section 1.2.2(ii) of the Basic Lease Information shall be extended by the number of days of delay of the substantial completion of the Tenant Improvements in the Premises to the extent caused by a “Landlord Delay,” as that term is defined, below.  As used herein, the term “Landlord Delay” shall mean (i) failure of Landlord to timely deliver the Premises for Tenant’s construction or to timely approve or disapprove any Construction Drawings; (ii) unreasonable and material interference by Landlord, its agents, employees or contractors with the substantial completion of the Tenant Improvements and which objectively preclude construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, its agents and contractors to the Building or any Building facilities (including loading docks, if any, and freight elevators) or service (including parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; or (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors with respect to payment of the Allowance and any cessation of work upon the Tenant Improvements as a result thereof.  Notwithstanding anything to the contrary contained herein, a Landlord Delay shall not include any of the foregoing delays to the extent caused by the acts, omissions, or misconduct of Tenant or Tenant’s Agents.  No Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord or its agents is about to occur or has occurred which will cause a delay in the completion of the Improvements and Landlord has failed to cure such delay within one (1) business day after Landlord’s receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay.

Exhibit C - 5

EXHIBIT D

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

CONFIRMATION LETTER

_____________________, 20__

To:________________
_______________________
_______________________
_______________________

Re:Office Lease (the “Lease”) dated ______________, 20____, between BRE CA Office Owner LLC, a Delaware limited liability company (“Landlord”), and KURA ONCOLOGY, INC., a Delaware corporation (“Tenant”), concerning Suite 400 on the 4th floor of the building located at 12730 High Bluff Drive, San Diego, California.

Lease ID: _____________________________

Business Unit Number: __________________

Dear _________________:

In accordance with the Lease, Tenant accepts possession of the Premises and confirms that the Commencement Date is _____________, and the Expiration Date is _______________.

Please acknowledge the foregoing by signing all 3 counterparts of this letter in the space provided below and returning 2 fully executed counterparts to my attention.  Please note that, pursuant to Section 2.1 of the Lease, Tenant is required to execute and return (or, by notice to Landlord, reasonably object to) this letter within 10 business days after receiving it.

“Landlord”: BRE CA OFFICE OWNER LLC, a limited liability company By:________________________________ Name: __________________________ Title: ___________________________
Agreed and Accepted as of ____________, 20__. “Tenant”: Kura Oncology, Inc., a Delaware corporation By:_________________________ Name:_____________________ Title:_____________________

Exhibit D - 1

EXHIBIT E

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”).  Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises or the Building without obtaining Landlord’s prior consent. Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay Landlord the cost of replacing them or of changing the applicable locks if Landlord deems such changes necessary.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.Landlord may close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings.  Tenant shall cause its employees, agents, contractors, invitees and licensees who use Building and corridor doors during such hours to securely close and lock them after such use.  Any person entering or leaving the Building during such hours, or when the Building doors are otherwise locked, may be required to sign the Building register, and access to the Building may be refused unless such person has proper identification or has a previously arranged access pass.  Landlord will furnish passes to persons for whom Tenant requests them.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  Landlord and its agents shall not be liable for damages for any error with regard to the admission or exclusion of any person to or from the Building.  In case of invasion, mob, riot, public excitement or other commotion, Landlord may prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.No furniture, freight or equipment shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates.  Landlord may prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such safe or property.  Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding Sections 6 and 9.4 of the Lease).

5.No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior consent.  Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

7.The toilet rooms, urinals, wash bowls and other apparatus, plumbing, fixtures and appliances shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown or placed therein.  Notwithstanding Sections 6 and 9.4 of the Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

8.Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior consent.  Tenant shall not purchase bottled water, ice, towel, linen, maintenance or other like services from any person not approved by Landlord.

Exhibit E - 1

9.Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior consent.

10.Tenant shall not, without Landlord’s prior consent, use, store, install, disturb, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials, any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law, or any inflammable, explosive or dangerous fluid or substance; provided, however, that Tenant may use, store and dispose of such substances in such amounts as are typically found in similar premises used for general office purposes provided that such use, storage and disposal does not damage any part of the Premises, Building or Project and is performed in a safe manner and in accordance with all Laws.  Tenant shall comply with all Laws pertaining to and governing the use of such materials by Tenant and shall remain solely liable for the costs of abatement and removal.  No burning candle or other open flame shall be ignited or kept by Tenant in or about the Premises, Building or Project.

11.Tenant shall not, without Landlord’s prior consent, use any method of heating or air conditioning other than that supplied by Landlord.

12.Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, loudspeaker or otherwise.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

13.Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

14.No cooking shall be done in the Premises, nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable, illegal or immoral purposes.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all Laws.

15.The Premises shall not be used for manufacturing or for the storage of merchandise except to the extent such storage may be incidental to the Permitted Use.  Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, an employment bureau, or a business that is materially involved in the cannabis industry without Landlord’s prior consent.

16.Landlord may exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

17.Tenant shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.  Tenant shall not permit smoke from the Premises to emanate into the Common Areas or any other part of the Building.  Landlord shall have the right to designate the Building (including the Premises) as a non-smoking Building.  Tenant must comply with any applicable state or local “No Smoking” ordinance.

18.Tenant shall not waste electricity, water or air conditioning, shall cooperate with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall not attempt to adjust any controls.  Tenant shall install and use in the Premises only ENERGY STAR rated equipment, where available.  Tenant shall use recycled paper in the Premises to the extent consistent with its business requirements.  Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

19.Tenant shall store all its trash and garbage inside the Premises.  No material shall be placed in the trash or garbage receptacles if, under Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building.  All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate.  Tenant shall comply with Landlord’s recycling program, if any.

20.Tenant shall comply with all safety, security, fire protection and evacuation procedures, programs and regulations established or required by Landlord, any governmental agency or Law.

Exhibit E - 2

21.The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time.  Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service. Any persons employed by Tenant to do janitorial work (a) shall be subject to Landlord’s prior consent; (b) shall not, in Landlord’s reasonable judgment, disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project; and (c) while in the Building and outside of the Premises, shall be subject to the control and direction of the Building manager (but not as an agent or employee of such manager or Landlord), and Tenant shall be responsible for all acts of such persons.

22.No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior consent.  Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior consent.  Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings.

23.Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

24.Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

25.All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

26.Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

27.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior consent.

28.Tenant shall not (a) use any name of the Building or Project for any purpose other than to identify the address of the business to be conducted by Tenant in the Premises, (b) use any image of the Building or Project in any advertising or other publicity without Landlord’s prior consent, or (c) use any name or image of the Building or Project in any manner that would infringe any trade name, trade mark, copyright or similar right of Landlord or any third party in or to any name or image of the Building or Project.  Without limiting the foregoing, Tenant shall not, in any signage displayed at the Building or Project, on its website, or in any other advertising or promotional material, identify, describe, or refer to itself or its business as “Kura Oncology, Inc. Highlands Corporate Center South Plaza or “Kura Oncology, Inc. At Highlands Corporate Center South Plaza.

29.Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises.  If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

Landlord may from time to time modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof, provided that no such modification or supplement shall materially reduce Tenant’s rights or materially increase Tenant’s obligations hereunder.  Landlord may waive any of these Rules and Regulations for the benefit of any tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant nor prevent Landlord from thereafter enforcing such Rule and Regulation against any tenant.  Notwithstanding the foregoing, no rule that is added to the initial Rules and Regulations shall be enforced against Tenant in a manner that unreasonably discriminates in favor of any other similarly situated tenant.

Exhibit E - 3

EXHIBIT F

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

ADDITIONAL PROVISIONS

1

PARKING.  Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions.  Tenant shall not use more than the number of unreserved and/or reserved parking spaces set forth in Section 1.8 of the Lease.  Tenant shall pay Landlord, in accordance with Section 3 of the Lease, any fees for the parking spaces described in Section 1.8 of the Lease.  Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility.  Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building.  Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees.  Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant.  Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, (iii) Tenant shall pay such parking operator, rather than Landlord, any charge described in Section 1.8 of the Lease for the parking spaces, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s negligence or willful misconduct.  Tenant’s parking rights under this Section 1 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 13 of the Lease.  For the avoidance of doubt, nothing herein shall be deemed to limit Landlord’s right to charge visitors a fee to use any parking spaces other than those described in Section 1.8 of the Lease.

2	CALIFORNIA CIVIL CODE SECTION 1938.

Pursuant to California Civil Code § 1938(a), Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).  Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows:

A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant obtains a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Lease, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

3	RESERVED.
4	EXTENSION OPTION.
4.1

Grant of Option; Conditions.  Tenant shall have the right to extend the Term (the “Extension Option”) for one additional period of 5 years commencing on the day following the Expiration Date of the initial Term and ending on the 5th anniversary of the Expiration Date (the “Extension Term”), if:

4.1.1

Landlord receives irrevocable and unconditional written notice of exercise (“Extension Notice”) not less than 9 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term; and

Exhibit F - 1

4.1.2	Tenant is not in Default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Extension Notice; and
4.1.3	Not more than 25% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 13.8 of the Lease) at the time that Tenant delivers its Extension Notice; and
4.1.4	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 13.8 of the Lease) prior to the date that Tenant delivers its Extension Notice.
4.2	Terms Applicable to Premises During Extension Term.
4.2.1

The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.   Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

4.2.2

Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Extension Term in accordance with the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Extension Term.

4.3

Definition of the Prevailing Market.  For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building on High Bluff Drive and El Camino Real in the Del Mar Heights submarket of San Diego, California (the “Comparable Market”).   The determination of the Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions, the term for such lease, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than 5 years or more than 7 years, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration.  The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

4.4

Effect of Failure to Give Notice; Arbitration Procedure.  Tenant shall exercise the Extension Option by giving the Landlord the Extension Notice.  If Tenant fails to give the Extension Notice to Landlord within the time period described above, then the Extension Option shall be null and void and of no further force or effect.  Within 30 days of receiving Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s determination of the Prevailing Market rate for the Extension Term (the “Landlord’s Determination Notice”).  If Tenant disagrees with Landlord’s determination of the Prevailing Market rate, Landlord and Tenant shall attempt to agree on the Prevailing Market rate.  If the parties do not so agree on the Prevailing Market rate within 30 days of the date of Landlord’s Determination Notice, Landlord and Tenant shall submit the determination of the Prevailing Market rate to binding arbitration unless the parties otherwise mutually agree in their respective sole discretion.  In such event, Landlord and Tenant shall attempt to agree on an arbitrator within 10 days after the expiration of such 30 day period.  If they fail, after good faith efforts, to agree on an arbitrator within such 10 day period, Landlord and Tenant shall each appoint a reputable commercial leasing broker as arbitrator, each of whom shall have at least 10 years’ active and current experience in the commercial real estate industry and the High Bluff Drive and El Camino Real leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building.  Such an appointment shall be signified in writing by each party to the other.  If either party shall fail to appoint an arbitrator within a period of 10 days after written notice from the other party to make such appointment, the sole arbitrator appointed shall make the determination of the Prevailing Market rate in the same manner provided below as though it were the third arbitrator.  If both parties appoint an arbitrator, the arbitrators so appointed shall appoint a third arbitrator, who is a reputable commercial leasing broker and has at least 10 years’ active and current experience in the commercial real estate industry and in the

Exhibit F - 2

High Bluff Drive and El Camino Real leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building, within 10 days after the appointment of the second arbitrator.  Each of Landlord and Tenant shall furnish each of the three arbitrators with a copy of their respective final determination of the Prevailing Market rate.  The third arbitrator shall proceed with all reasonable dispatch to determine whether Landlord’s final determination of the Prevailing Market rate or Tenant’s final determination of the Prevailing Market rate, most closely reflects the Prevailing Market rate and in no event shall the arbitrator have the right (i) to average the final determination of the Prevailing Market rate of Landlord and Tenant or (ii) to choose another rate.  The decision of such third arbitrator shall in any event be rendered within 30 days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Law and this Section, which shall govern to the extent of any conflict between this Section and the rules of the American Arbitration Association, and the decision of the third arbitrator shall be reviewable only to the extent provided by the rules of the American Arbitration Association and shall otherwise be binding, final and conclusive on the parties.  Each party shall pay the fees of the arbitrator it chose and the fees of its counsel and the losing party shall pay for the fees of the third arbitrator and the reasonable and necessary expenses incident to the proceedings; provided however, if a party fails to appoint an arbitrator, the fees of the sole arbitrator shall be split between the two parties equally.

4.5

Extension Amendment.  If Tenant is entitled to and validly exercises its Extension Option, Landlord shall prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms.  The Extension Amendment shall be (i) sent to Tenant within a reasonable time after determination of the Prevailing Market rate, and (ii) executed by Tenant (or reasonable comments made) and returned to Landlord within 15 days after the Extension Amendment is delivered to Tenant by Landlord.  Notwithstanding the foregoing, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

4.6	Time of the Essence. Time is of the essence with respect to all of the time periods set forth in this Section 4.
4.7

Personal to Tenant.  Notwithstanding anything herein to the contrary, Tenant’s Extension Option is personal to Tenant and in no event shall such Extension Option be assignable (other than pursuant to a Permitted Transfer, as defined in Section 13.8 of the Lease).

5	RIGHT OF FIRST OFFER.
5.1	Grant of Option; Conditions.
5.1.1

Subject to the terms of this Section 5, Tenant shall have a one time right of first offer (“Right of First Offer”) with respect to any space which may become “Available” (as defined below) on the third (3rd) floor of the Building (each, a “Potential Offering Space”).  Tenant’s Right of First Offer shall be exercised as follows:  At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord, subject to the terms of this Section 5, shall provide Tenant with a written notice (for purposes of this Section 5, an “Advice”) advising Tenant of the material terms on which Landlord is prepared to lease such Potential Offering Space (sometimes referred to herein as an “Offering Space”) to Tenant, which terms shall be consistent with Section  5.2 below.  For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows:  (i) if such Potential Offering Space is not leased to a third party as of the date of mutual execution and delivery of this Lease, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; and (ii) if such Potential Offering Space is leased to a third party tenant as of the date of mutual execution and delivery of this Lease, such Potential Offering Space shall be deemed to become Available when Landlord has determined that such third-party tenant, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space.  Upon receiving an Advice, Tenant may lease the Offering Space, in its entirety only, on the terms set forth in the Advice, by delivering to Landlord a written notice (for purposes of this Section 5, a “Notice of Exercise”) within five (5) days after receiving the Advice.

Exhibit F - 3

5.1.2

If Tenant receives an Advice but does not deliver a Notice of Exercise within the period of time required under Section 5.1.1 above, Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion; provided, however, that if Landlord intends to enter into a lease upon terms which are more than ten percent (10%) more favorable to a third (3rd) party tenant than those terms proposed by Landlord in the Advice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the Offering Space on such more favorable terms.  Tenant’s failure to elect to lease the Offering Space upon such more favorable terms by written notice to Landlord within three (3) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice.  If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this 5.1.2 above, Tenant shall have no further right to lease such First Offer Space.

5.1.3

Notwithstanding any contrary provision hereof, (i) Landlord shall not be required to provide Tenant with an Advice if any of the following conditions exists when Landlord would otherwise deliver the Advice; and (ii) if Tenant receives an Advice from Landlord, Tenant shall not be entitled to lease the Offering Space based on such Advice if any of the following conditions exists:

A.                 a Default exists;

B.                  all or any portion of the Premises is sublet (other than to an Affiliate of Tenant);

C.                  the Lease has been assigned (other than pursuant to a Permitted Transfer); or

D.                 Tenant is not occupying the Premises.

If, by operation of the preceding sentence, Landlord is not required to provide Tenant with an Advice, or Tenant, after receiving an Advice, is not entitled to lease the Offering Space based on such Advice, then Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

5.2	Terms for Offering Space.
5.2.1

The term for the Offering Space shall be the greater of (i) coterminous with the term for the balance of the Premises, or (ii) 36 full calendar months, together with any partial calendar month occurring at the beginning of such term.

5.2.2

The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of the Lease; provided, however, that the provisions of the Advice (including the provision of the Advice establishing the expiration date for the Offering Space) shall prevail to the extent they conflict with the provisions of the Lease.

5.2.3

Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the provisions of the Advice, which shall reflect the Prevailing Market (defined in Section 5.5 below) rate for the Offering Space as determined in Landlord’s reasonable judgment.

5.2.4

Except as may be otherwise provided in the Advice, (i) the Offering Space shall be accepted by Tenant in its configuration and condition existing when Landlord tenders possession of the Offering Space to Tenant, without any obligation on the part of Landlord to perform or pay for any alterations or improvements thereto; and (ii) if Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the Offering Space and any obligation of Landlord to tender possession of, permit entry to, or perform

Exhibit F - 4

alterations to the Offering Space shall be deferred until after Landlord has obtained possession of the Offering Space.
5.3	Termination of Right of First Offer; One Time Right.
5.3.1

Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, after the date of expiration or earlier termination of the Lease.

5.3.2

Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, with respect to any Potential Offering Space after the date, if any, on which Landlord becomes entitled to lease such Potential Offering Space to a third party under Section 5.1.2 or 5.1.3 above.

5.4

Offering Amendment.  If Tenant validly exercises its Right of First Offer, Landlord, within a reasonable period of time thereafter, shall prepare and deliver to Tenant an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Share, and other appropriate terms in accordance with this Section 5.  Tenant shall execute and return (or provide Landlord with reasonable written objections to) the Offering Amendment within 15 days after receiving it, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

5.5

Definition of Prevailing Market.  For purposes of this Section 5, “Prevailing Market” means the arms-length, fair-market, annual rental rate per rentable square foot, under renewal and expansion leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder, for space comparable to the Offering Space in the Comparable Market (as defined in Section 4.3 above).  The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; and (ii) any material differences in configuration or condition between the Offering Space and any comparison space.

5.6

Subordination.  Notwithstanding any contrary provision hereof, Tenant’s Right of First Offer shall be subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Project existing on the date hereof.

Exhibit F - 5

EXHIBIT G

HIGHLANDS CORPORATE CENTER SOUTH PLAZA

JUDICIAL REFERENCE

IF THE JURY-WAIVER PROVISIONS OF SECTION 23.8 OF THE LEASE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THE PROVISIONS SET FORTH BELOW SHALL APPLY.

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of the Lease or related to the Premises will be resolved in a prompt and expeditious manner.  Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with the Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”).  Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 23.6 of the Lease.  The venue of the proceedings shall be in the county in which the Premises are located.  Within 10 days of receipt by any party of a request to resolve any dispute or controversy pursuant to this Exhibit G, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections.  If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections.  If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams, ADR Services, Inc. or a similar mediation/arbitration entity approved by each party in its sole and absolute discretion.  The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections.  The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with the Lease.  The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of the Lease, and the parties waive any right to recover any such damages.  The parties may conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law.  The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding.  The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Exhibit G.  In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed.  In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court.  Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder.  The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law.  The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure.  Nothing in this Exhibit G shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

Exhibit G - 1